                                                                    EXHIBIT 10.2


                 ARGO-TECH CORPORATION
[Argo-Tech Logo] 23555 Euclid Avenue Cleveland, Ohio 44117
                 216-592-6000



                                            February 13, 1989


Mr. Paul R. Keen
Argo-Tech Corporation
23555 Euclid Avenue
Cleveland, Ohio  44117

Dear Mr. Keen:

                As Vice President and General Counsel of Argo-Tech Corporation ("Argo-Tech" or the "Company") you have made, and are expected to continue to make) major contributions to the profitability, growth and financial strength of the Company. Argo-Tech desires to assure itself of present and future continuity of management and desires to establish conditions for the payment of certain minimum severance payments intended to induce you to remain in the employ of the Company. Accordingly, we are pleased to offer you the terms of employment and compensation which are outlined herein.

                1. EMPLOYMENT. Until terminated as described in this letter, you will be the Vice President and General Counsel of the Company, with the power and duties ordinarily associated with and commensurate with such position unless otherwise directed by the Board of Directors of the Company (the "Board"). During your employment with the Company, we expect that you will devote your best efforts and abilities to the performance of your duties and will devote your entire business time and energy to the furtherance of the business and affairs of the Company.

                2. COMPENSATION. For the fiscal year beginning November 1, 1988 and ending October 31, 1989 (the "1989 Fiscal Year"), you will receive an annual base salary of $97,400, payable monthly or otherwise in accordance with the Company's payroll policies. The Company will give consideration annually commencing with November 1, 1989 to appropriate adjustments in your compensation to reflect your experience and contribution to the Company, and to reflect the value of your services in the employment market.

                In addition to this base salary, you will be eligible for bonuses to be determined at the discretion of the Board of Directors (with substantial input from appropriate management), in an amount not to exceed thirty percent (30%) of your annual base salary. All bonuses will be payable after the end of each fiscal year (i.e., for the 1989 Fiscal Year, after October 31, 1989) and will be based on the overall performance and success of the Company and its subsidiaries as of such fiscal year end as well as your individual contribution to the Company in light of specific set goals.

                3. EXPENSES. You shall be reimbursed for normal and reasonable expenses which you incur on behalf of the Company in accordance with the Company's policies. In addition, the Company shall provide certain fringe benefits as determined in the discretion of the Board of Directors with due consideration to then current market conditions and practices.

                4. SEVERANCE PAYMENT UPON CERTAIN EVENTS. In the event that your full-time employment with the Company is terminated without "Cause" (as defined in the Stockholders' Agreement dated as of October 15, 1986), you will receive in a single lump sum an amount equal to twenty four (24) months of your base salary as in effect for the full month immediately preceding the date of termination (such amount of base salary to be not less than your highest base salary during your employment with the Company; and such payment being referred to as the "Severance Payment"). In the event you are terminated for Cause or voluntarily terminate your full-time employment with Argo-Tech, no Severance Payment under this paragraph will be made.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company (the "Board") then in office at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you had committed an act constituting Cause, and specifying the particulars thereof in detail. Nothing herein shall limit your right or that of your beneficiaries to contest the validity or propriety of any such determination.

                   Upon written notice given by you to the Company prior to the date the above Severance Payment is payable, you may, at your sole option, elect to have all or any of the Severance Payment paid on a quarterly or monthly basis.

                5. NO SET-OFF. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for you provided for in this Agreement.

                6. INTEREST ON OVERDUE PAYMENTS. Without limiting your rights at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to eighteen percent (18%) per annum.

                7. NO MITIGATION OBLIGATION. The Company hereby agrees that you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on your part or otherwise.

                8. COMPETITIVE ACTIVITY. In the event your full time employment with the Company is voluntarily terminated, during a period ending one (1) year following the voluntary termination of your employment with Argo-Tech, you shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term "Competitive Activity" shall mean your participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise's net sales for its most recently completed fiscal year or if the Company's net sales of said product or service amounted to 25% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

                9. LEGAL FEES AND EXPENSES. It is the intent of the Company that you shall not be required to incur the expenses associated with the enforcement of your rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company as hereafter provided, to represent you in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by you as a result of the Company's failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

                10. BENEFITS. In the event of a termination of your full-time employment with Argo-Tech without Cause, during a period of twelve (12) months following the termination, the Company shall arrange to provide you with group and/or executive life, health, medical/hospital, dental and vision insurance benefits (the "Insurance Benefits") substantially similar to those which you were receiving or entitled to receive immediately prior to the date of termination (and if and to the extent that such Insurance Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that you are no longer an officer or employee of the Company, then the Company shall itself pay or provide for the payment to you, your dependents and beneficiaries, of such Insurance Benefits). Without otherwise limiting the purposes or effect of Section 7 hereof, Insurance Benefits payable to you pursuant to this Section 10 shall be reduced to the extent comparable Insurance Benefits are actually received by you from another employer during the twelve
(12) month period covered by this Section 10.

                11. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

                12. SUCCESSORS AND BINDING AGREEMENT. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

                (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a) hereof. Without limiting the generality of the foregoing, your right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                (d) The Company and you recognize that neither party will have an adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and you hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

                13. NOTICE. For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                14. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

                15. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

                16. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                18. EMPLOYMENT RIGHTS. Nothing either expressed or implied in this Agreement shall create any right or duty on the part of the Company or you to have you remain in the employment of the Company.

                19. PRIOR AGREEMENT. This Agreement is intended to supersede the Letter Agreement dated July 30, 1989 between you and the Company.

                If you are in agreement with the above, please execute both copies of this letter, returning one to me and retaining the other for your files.

                                          ARGO-TECH CORPORATION


                                          by /s/ David H. Mullins
                                             -----------------------------
                                             Chairman of the Board, President
                                             and Chief Executive Officer


Accepted and Agreed:


/s/ Paul R. Keen
-------------------------------
Paul R. Keen


August 22, 1989
-------------------------------
Date